J ones, W alker
                  W aechter, Poitevent
               Carrere & Denegre, L.L.P.



                           May 27, 1997



First Commerce Corporation
201 St. Charles Avenue
New Orleans, Louisiana  70170

Gentlemen:

     We have acted as counsel for First
Commerce Corporation, a Louisiana corporation
(the "Company"), in connection with the
preparation of a Registration Statement on Form
S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange
Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by the Company of up to 1,000,000 shares (the "Shares") of common stock, $5.00 par value ("Common Stock"), pursuant to the terms of the 1997 Dividend and Interest
Reinvestment and Stock Purchase Plan (the
"Plan") of the Company.

     Based upon the foregoing and upon our
examination of such matters as we deem
necessary to furnish this opinion, we are of the opinion that such of the Shares that represent unissued shares of Common Stock to be offered and sold pursuant to the terms of the Plan have been duly authorized and, when issued and sold for not less than par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                          Very truly yours,

                          JONES, WALKER, WAECHTER,
                          POITEVENT, CARRERE & DENEGRE, L.L.P.



                              By:  /s/ Margaret F. Murphy
                                 -----------------------------
                                   Margaret F. Murphy, Partner